Exhibit 99.1

AptarGroup Reports Third Quarter Results; Announces European Operations Optimization Plan

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--November 1, 2012--AptarGroup, Inc. (NYSE:ATR) today reported third quarter results and announced a plan to optimize certain European operations.

Third Quarter 2012 Summary

  Reported sales declined 2% (core sales increased 2% excluding currency effects and acquisition)
  Certain markets in Europe continued to be soft; Latin America and Asia remained strong
  Aptar Stelmi added $25 million in reported sales
  Changes in currency exchange rates negatively impacted sales by approximately 8% and earnings by approximately 7%
  Earnings per share of $0.62 included a negative impact of $0.02 per share related to Aptar Stelmi’s results that included acquisition accounting effects
  European operations optimization plan announced

THIRD QUARTER RESULTS

For the quarter ended September 30, 2012, reported sales declined 2% to $589.6 million from $601.2 million a year ago. Changes in currency exchange rates negatively impacted sales by approximately 8%. Recently acquired Aptar Stelmi contributed approximately $25.3 million or 4% to the quarterly sales growth.

Third Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales	1%	-2%	16%	2%
Currency Effects	-8%	-9%	-4%	-8%
Acquisitions		18%		4%
Total Reported Growth	-7%	7%	12%	-2%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “The diversity of our business continued to help us achieve growth in a difficult environment. As we expected, it was a challenging quarter compared to the prior year, particularly in the beauty, food and consumer health care markets. Certain customers in the European beauty market remained cautious but this weakness was offset by increased demand from the personal care market. Global sales to the beverage market continued to be strong and this more than offset softer food volumes, mainly in the U.S. Also, demand from the consumer health care market, particularly in Russia and Eastern Europe, declined from last year’s very strong levels. However, our businesses in Latin America and Asia continued to perform quite well.”

Hagge continued, “The U.S. Dollar continued to be strong relative to numerous other currencies and this had a significant negative impact on our results. We estimate that the negative impact of changes in currency exchange rates accounted for approximately 8% of the decline in sales and approximately 7% of the decline in earnings in the quarter. Included in our results for the first time were the results of Aptar Stelmi, our most recent acquisition. Aptar Stelmi contributed approximately $25 million to our sales but the required purchase accounting adjustments had a negative impact on earnings. Third quarter earnings per share of $0.62 included a negative impact of $0.02 per share from the Aptar Stelmi results which included the acquisition accounting adjustments. This compared to $0.72 per share reported a year ago. If today’s exchange rates were in place a year ago, we estimate that the prior year’s third quarter earnings per share would have been approximately $0.67 per share. In addition, prior year results were positively impacted by approximately $0.02 per share related to a lower effective tax rate.”

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2012, reported sales declined 2% to $1.76 billion from $1.79 billion a year ago. Changes in currency exchange rates negatively impacted sales by approximately 6%. Recently acquired Aptar Stelmi contributed approximately $25.3 million or 1% to the year-to-date sales growth.

Nine Months Year-to-Date Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales	1%	3%	11%	3%
Currency Effects	-6%	-6%	-3%	-6%
Acquisitions		6%		1%
Total Reported Growth	-5%	3%	8%	-2%

Hagge commented on the Company’s year-to-date performance, “In spite of challenging conditions through the first nine months, we’ve been able to grow core sales by 3% and this is on top of strong sales growth last year. Sales growth in the beauty market has been negatively impacted by the recent softness attributable to economic uncertainties, principally in Europe. However, global beauty sales are above last year’s level for the nine months due to a good start to the year and continued strong growth in Latin America. Also driving our sales growth was strong demand for our innovative beverage closures as well as increased demand from the personal care and prescription drug markets over the prior year.”

Hagge continued, “Throughout the year we’ve been facing a challenging exchange rate environment. We estimate that on a year-to-date basis, changes in exchange rates have negatively impacted sales by approximately 6% with essentially the same impact on our earnings. Aptar Stelmi’s third quarter results contributed approximately 1% to our sales growth in the first nine months but negatively impacted earnings because of the required acquisition accounting adjustments.”

Reported diluted earnings per share, which included a negative impact of $0.08 per share related to the Aptar Stelmi acquisition ($0.06 per share from acquisition costs and $0.02 per share from the third quarter Aptar Stelmi results that reflected the acquisition accounting adjustments), decreased 11% to $1.86 per share compared to $2.08 per share a year ago. If the 2012 exchange rates were in place in 2011, AptarGroup estimates that the earnings per share for the first nine months of 2011 would have been approximately $1.95 per share. Prior year earnings per share also reflect a positive impact of $0.04 per share from a lower effective tax rate.

STELMI ACQUISITION UPDATE

Hagge commented on the recent acquisition, “We are extremely pleased with the progress of the Aptar Stelmi integration and the efforts of the combined team to make sure the business continues to grow uninterrupted. Customer feedback has been very positive and demand for Aptar Stelmi’s products has been strong in 2012. Volumes are up 9% in the third quarter compared to the prior year. We continue to expect the Aptar Stelmi business to be accretive annually between $0.12 and $0.16 per share beginning in the fourth quarter.”

EUROPEAN OPERATIONS OPTIMIZATION PLAN

AptarGroup today announced a plan to optimize certain capacity in Europe. Due to increased production efficiencies and to better position the Company for future growth in Europe, AptarGroup will transfer and consolidate production capacity involving twelve facilities. Two of the related facilities are expected to close and this would impact approximately 170 employees. The locations involved in the operations optimization plan are facilities that are serving the beauty, personal care, food, beverage, and consumer health care markets. The total costs associated with the plan are estimated to be approximately €14 million (approximately $18 million using current exchange rates) of which approximately €4 million (approximately $5 million using current exchange rates) relates to non-cash expenses. The charges will be recorded in the quarter in which they are recognized for accounting purposes. Annual savings are estimated to be approximately €9 million (approximately $12 million using current exchange rates) beginning in late 2013.

Commenting on the operations optimization plan, Hagge stated, “These actions are part of our long-term strategy intended to prepare us for future growth. We are benefiting from our continual investment in efficient production equipment and our ability to adapt to the changing needs of the markets we serve. In this instance, we looked at product lines, supply chains, and production capacity. We identified ways to streamline certain product technologies, reduce complexity for our people and our customers, and optimize our production footprint. This allows for a more efficient deployment of capital to support our growth in Europe.”

OUTLOOK

Regarding the Company’s outlook, Hagge stated, “We continue to be encouraged by the level of new project dialogue we are having with our customers. We are also optimistic that our market-focused approach will yield new applications for our innovative dispensing technologies. Nevertheless, we expect further challenges in the fourth quarter, including continued currency exchange rate headwinds, ongoing softness in certain markets driven by economic uncertainties, and decreased demand for our prescription nasal spray pumps, mainly due to the generic allergy market having a high level of inventory at this time. It appears that the inventory management issue affecting our prescription nasal spray pumps is isolated to the fourth quarter.”

Hagge continued, “Our fourth quarter earnings per share guidance does not include any potential impact from our European operations optimization plan. Currently, we anticipate earnings per share for the fourth quarter, including approximately $0.03 per share from the results of Aptar Stelmi, to be in the range of $0.53 to $0.58 compared to $0.57 per share a year ago. Had today’s currency exchange rates been in place a year ago, we estimate that the prior year’s fourth quarter earnings per share would have been approximately $0.54 per share.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, November 2, 2012 at 8:00 a.m. CDT to discuss the Company’s third quarter results for 2012. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, pharmaceutical, home care, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels including the recent slowdown in Europe; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; our ability to successfully integrate the Stelmi acquisition; the timing and successful completion of our European operations optimization plan; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Sales	$589,598	$601,196	$1,759,599	$1,792,643
Cost of Sales (exclusive of depreciation
shown below)	407,368	406,768	1,198,663	1,198,919
Selling, Research & Development and
Administrative	80,094	86,716	256,218	267,485
Depreciation and Other Amortization	35,248	33,505	100,399	102,024
Operating Income	66,888	74,207	204,319	224,215
Other Income/(Expense):
Interest Expense	(4,721)	(4,141)	(13,867)	(13,368)
Interest Income	335	1,626	2,157	4,722
Equity in income of affiliates	(229)	126	(518)	126
Miscellaneous, net	753	(580)	(247)	(1,286)
Income before Income Taxes	63,026	71,238	191,844	214,409
Provision for Income Taxes	20,925	21,995	64,278	69,411
Net Income	$42,101	$49,243	$127,566	$144,998

Net Loss Attributable to Noncontrolling Interests	26	54	56	65

Net Income Attributable to AptarGroup, Inc.	$42,127	$49,297	$127,622	$145,063

Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.63	$0.74	$1.92	$2.17
Diluted	$0.62	$0.72	$1.86	$2.08

Average Numbers of Shares Outstanding:
Basic	66,541	66,381	66,439	66,747
Diluted	68,353	68,677	68,711	69,616

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
ASSETS

Cash and Equivalents	$174,287	$377,616
Receivables, net	422,514	389,020
Inventories	310,496	285,155
Other Current Assets	91,309	92,159
Total Current Assets	998,606	1,143,950
Net Property, Plant and Equipment	827,741	754,715
Goodwill, net	344,639	233,689
Other Assets	86,336	26,941
Total Assets	$2,257,322	$2,159,295

LIABILITIES AND EQUITY

Short-Term Obligations	$18,746	$183,668
Accounts Payable and Accrued Liabilities	361,861	335,181
Total Current Liabilities	380,607	518,849
Long-Term Obligations	379,110	254,910
Deferred Liabilities	119,319	94,964
Total Liabilities	879,036	868,723

AptarGroup, Inc. Stockholders' Equity	1,377,546	1,289,776
Noncontrolling Interests in Subsidiaries	740	796
Total Equity	1,378,286	1,290,572

Total Liabilities and Equity	$2,257,322	$2,159,295

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011
NET SALES
Beauty + Home	$358,476	$387,501	$1,104,911	$1,166,501
Pharma	156,100	146,445	429,122	417,152
Food + Beverage	75,022	67,250	225,566	208,990
Total Net Sales	$589,598	$601,196	$1,759,599	$1,792,643

SEGMENT INCOME (1)
Beauty + Home	$30,050	$32,025	$96,674	$104,555
Pharma (2)	34,194	44,801	104,676	124,058
Food + Beverage	9,611	6,891	24,252	23,076
Corporate and Other	(6,443)	(9,964)	(22,048)	(28,634)
Total Income Before Interest and Taxes	$67,412	$73,753	$203,554	$223,055
Interest Expense, Net	(4,386)	(2,515)	(11,710)	(8,646)
Income before Income Taxes	$63,026	$71,238	$191,844	$214,409

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	8.4%	8.3%	8.7%	9.0%
Pharma (2)	21.9%	30.6%	24.4%	29.7%
Food + Beverage	12.8%	10.2%	10.8%	11.0%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, and income taxes.

(2) - Pharma segment income as a % of net sales would have been approximately 27.9% for both the third quarter and year-to-date 2012 if the effects of the Aptar Stelmi acquisition had been excluded.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424